Exhibit 10.8

SUMMARY OF NON-MANAGEMENT DIRECTOR COMPENSATION
As of February 17, 2025

Function	Amount Paid	Form of Payment

Annual Stock Retainer	$125,000 annually	Payable annually in shares of company restricted stock at its fair market value on the annual grant date

Annual Cash Retainer	$70,000 annually	Payable in cash in quarterly increments

Audit Committee Members	$15,000 annually	Payable in cash in quarterly increments

Audit Committee Chair	$30,000 annually	Payable in cash in quarterly increments

Compensation Committee Members	$10,000 annually	Payable in cash in quarterly increments

Compensation Committee Chair	$20,000 annually	Payable in cash in quarterly increments

Nominating & Governance Committee Members	$10,000 annually	Payable in cash in quarterly increments

Nominating & Governance Committee Chair	$15,000 annually	Payable in cash in quarterly increments

Independent Chairman of the Board	$75,000 annually	Payable in cash in quarterly increments